Exhibit 99.2

NEWS RELEASE

Parsley Energy Announces Resignation of Chris Carter from its Board of Directors and Promotion of Cecilia Camarillo to Vice President—Accounting

AUSTIN, Texas, January 5, 2016 – Parsley Energy, Inc. (NYSE: PE) (“Parsley” or the “Company”) today announced that Chris Carter, a member of the Company’s Board of Directors (the “Board”), has resigned from the Board and all committees of the Board.

Bryan Sheffield, Parsley’s Chairman, President and Chief Executive Officer, commented, “I would like to thank Chris for his service to Parsley Energy. When we first met Chris, Parsley was a small, privately-held vertical operator. His perspective and expertise have been invaluable as we have grown and transitioned into a public company, and we are grateful for his contributions to the Company’s successes to date.”

Mr. Carter commented, “My service on Parsley’s Board has been both personally and professionally gratifying. I will continue to be a strong supporter of Parsley as I move forward with my responsibilities with Natural Gas Partners and our portfolio companies.”

In addition, Parsley announced that Cecilia Camarillo has been appointed as the Company’s Vice President—Accounting, effective January 1, 2016. Ms. Camarillo previously served as the Company’s Controller. Ms. Camarillo will continue to manage the Company’s accounting, financial reporting, and tax reporting activities and will continue to report to Ryan Dalton, Parsley’s Vice President and Chief Financial Officer. Ms. Camarillo’s professional experience includes over 25 years of accounting and tax roles in the oil and gas industry. She attended West Texas A&M where she earned her BBA in accounting.

Mr. Sheffield commented, “Cecilia earned this promotion through her dedication, hard work, and leadership. Since joining the Company in 2013, Cecilia has strengthened our financial and tax reporting capabilities, streamlined our accounting procedures, and been instrumental in maintaining our system of internal controls, among other contributions. Her experience and leadership will continue to benefit Parsley as she takes on this expanded role.”

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Contact Information:

Parsley Energy, Inc.

Brad Smith, Ph.D., CFA, 512-505-5199

Vice President, Corporate Strategy and Investor Relations

or

Stephanie Reed, 512-505-5199

Investor Relations Manager

ir@parsleyenergy.com

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